EXHIBIT 10.1
2006 INCENTIVE COMPENSATION PLAN
PURPOSE: The purpose of the Incentive Compensation Plan is to attract, motivate and retain qualified officers and employees to maximize Company performance against pre-defined operating objectives.
BACKGROUND: The Incentive Compensation Plan is a core component of the overall compensation package for the Company’s non-commissioned officers and non-commissioned, full-time employees selected to participate in the Plan by the Compensation Committee. The program affords the officers and employees the opportunity to be financially rewarded based on actual results and affords the Company cash conservation when business objectives are not achieved.
PLAN SUMMARY: Non-commissioned officers and non-commissioned, full-time employees selected to participate in the Plan by the Compensation Committee, in good standing with the Company, (“Eligible Participants”) participate in the Incentive Compensation Plan. Potential incentive compensation under the Plan is based on each participant’s position, salary level, individual performance against objectives and Company performance against pre-defined objectives. Eighty percent of actual incentive compensation is paid quarterly based on year-to-date net revenues and net income results versus the Plan targets. Of this 80%, one-half is based on the Company’s performance against year-to-date net revenues targets and the other one-half is based on the Company’s performance against year-to-date net income targets. The remaining 20% is paid after the end of the fiscal year based on performance against individual and Company objectives.
PLAN DETAIL:
          PART A: Eligible Participants participate in Part A of the Plan. Part A represents 80% of the incentive compensation potential for participants. The basis for incentive compensation for Part A is the Company’s year-to-date results versus the net revenues and net income targets evaluated quarterly. In the event that year-to-date performance versus the net revenues and net income targets are both <85%, no payment is made under Part A of the Plan. Actual payment, if any, is made in the month following the completion of each fiscal quarter after review of the results by the Compensation Committee, except for payment relating to net revenues and net income >100% of targets. Over achievement, if any, is measured based on the combined net revenue and net income performance and paid after the close of the fiscal year after review of the results by the Compensation Committee, but no later than March 14, 2007.
          PART B. Eligible Participants participate in Part B of the Plan. Part B represents the remaining 20% of the incentive compensation potential for the participants. The basis for incentive compensation for Part B is the individual’s performance in relation to their achievement of individual and Company objectives. Measurement, and actual payment, if any, is made after the close of the fiscal year after review of the results by the Compensation Committee, but no later than March 14, 2007.
Note: New officers and employees will be considered for participation at the discretion of the CEO, for non-executive officers, and/or the Compensation Committee. Payments, if any, will be on a pro-rata basis.

INCENTIVE COMPENSATION PAYMENT CALCULATIONS
PART A: QUARTERLY PAYMENT
(% TO YTD NET REVENUES TARGET             X             FACTOR             X             SALARY             X            RATE             X    .1) +
(% TO YTD NET INCOME TARGET    X             FACTOR             X             SALARY             X             RATE            X    .1)
FACTOR DETERMINATION:

% TO NET REVENUES/NET INCOME TARGET	FACTOR
< 85%	0
85% to 90%	.5
90% to 95%	.75
95% to 98%	.9
98% to 102%	1.0
102% to 105%	1.05
105% to 110%	1.15
>110%	1.25
Note: Any amount earned for overachievement of the net revenues and/or net income targets in accordance with Part A is paid after the end of the fiscal year only.
PART B: YEAR-END PAYMENT
% GOALS    X    SALARY    X    RATE    X    % NET REVENUES TARGET    X % NET INCOME TARGET   X    .2
Note: The CEO, for non-executive officers, and/or the Compensation Committee reserve the right to adjust actual incentive compensation paid to individuals under Part B. Adjustments upward will most commonly be made for, but not be limited to, significant contributions not reflected in the individual’s goals and changes in an individual’s roles and responsibilities. Downward adjustments will most commonly be made for, but not limited to, failures to perform one’s general responsibilities.
For purposes of Plan A and Plan B, net income will exclude any expense for Incentive Compensation Plan overachievement payments and any adjustments to the Company’s deferred tax asset valuation allowance, and the Compensation Committee may, in its discretion, adjust net income to eliminate the impact, if any, of other unusual or non-recurring charges and benefits (such as from sales of assets, acquisitions or non-cash write-downs of assets).

INCENTIVE COMPENSATION PLAN ADMINISTRATION GUIDELINES
•	This Plan shall be administered by the Company’s Compensation Committee, which is authorized to interpret this Plan, to make, amend and rescind rules and regulations relating to this Plan, to make awards under this Plan, and to make all other determinations under this Plan necessary or advisable for its administration.

•	All determinations, interpretations and constructions made by the Compensation Committee shall be final and conclusive.

•	The Compensation Committee reserves the right to pay bonuses to participants beyond those, if any, called for by the Plan, less than those called for by the Plan, or to defer payment of bonuses based on the Company’s cash position at the time of the planned payout, provided that the payments shall be made on or before March 14, 2007.

•	Rights under this Plan may not be transferred, assigned or pledged.

•	Nothing in this Plan confers any participant any right to continued employment and does not interfere with the Company’s right to terminate an employee’s employment.

•	Net revenues and net income will be as reported in the Company’s Form 10-Q and 10-K, except net income will exclude any expense for Incentive Compensation Plan overachievement payments and any adjustments to the Company’s deferred tax asset valuation allowance, and the Compensation Committee may, in its discretion, adjust net income to eliminate the impact, if any, of other unusual or non-recurring charges and benefits (such as from sales of assets, acquisitions or non-cash write-downs of assets).

•	An officer, or employee, must be a full-time employee in good standing at the time of actual payment in order to receive any payment under the Plan. No payment will be made to any person who leaves the full-time employ of the Company before the payment date. No payment will be made to any person who is subject to a formal, written performance action plan.

•	Any over achievement payment earned due to actual net revenues or net income exceeding net revenues or net income targets will be paid after the end of the fiscal year based on final year-end net revenues or net income results versus the net revenues or net income targets.

•	Officer, or employee, participation in this Plan will be suspended during periods of personal time off days beyond the allowable amount, long-term disability periods, or any other extended leave of absence. Actual payment reductions and/or discontinuation of participation in the program for the remainder of the fiscal year will be at the discretion of the CEO, for non-executive officers, and/or the Compensation Committee.

•	Earned payments under Part A, except for payments relating to over achievement, are intended to be paid after the close of each fiscal quarter based on year-to-date performance versus the net revenues and net income targets. Payments under Part B, and any over achievement relating to Part A, shall be paid after the close of the fiscal year. In either case, actual payment will be made as soon as practicable after net revenues and net income are determined and after review of the results by the Compensation Committee, but no later than March 14, 2007.

•	Payments under Part A will be made for “catching up” on a year-to-date basis. For example, if the Company finishes the first quarter below the net revenues and/or net income targets, participants can recoup their full first quarter bonus not earned at the conclusion of the first quarter by “catching up” by the end of the second quarter.